EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2016 Results

OLD BRIDGE, New Jersey—May 13, 2016—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the first quarter ended March 31, 2016.

Net sales increased $1,201,000 or 25% to $5,943,000 for the first quarter of 2016 from $4,742,000 for the comparable period in 2015.  Net loss for the three months ended March 31, 2016 was $(288,000) or $(0.04) per share in 2016, compared to $(1,415,000) or $(0.23) per share for the comparable period in 2015.

The increase is primarily attributed to an increase in sales of digital video headend products and data products offset by a decrease in analog video headend products.  Sales of digital video headend products were $3,291,000 and $2,109,000, data products were $759,000 and $65,000 and analog video headend products were $577,000 and $1,040,000 in the first three months of 2016 and 2015, respectively.

Commenting on the first quarter results, Bob Pallé, Chief Executive Officer of the Company noted, “We were pleased with the comparable period improvement in our first quarter net sales as well as the reduction in the size of our net loss.  These improvements were in large measure driven by fulfillment during the period of a majority of a large order for a key customer in the retail space, with the balance of that order having now shipped in April.  Looking forward, while we are realizing the benefits of our multiphase cost reduction efforts, the outlook for sales for the remainder of the year remains flat, as we continue our efforts to conclude several large opportunities that we have been working on for some time and to identify new opportunities.”

Conference Call Reminder
Details of the live teleconference are as follows:
Date:           Friday, May 13, 2016
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2015.  (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Palle, Jr.
CEO & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended
	March 31,
	2016	2015

Net sales	$5,943	$4,742
Gross profit	2,208	1,380
Loss from operations	(200)	(1,323)
Net loss	$(288)	$(1,415)
Basic and diluted net loss per share	$(0.04)	$(0.23)
Basic and diluted weighted average shares outstanding	6,765	6,263

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	March 31, 2016	December 31, 2015

Current assets	$9,676	$8,313
Property, plant, and equipment, net	3,503	3,621
Total assets	17,199	16,230
Current liabilities	9,612	8,622
Long-term liabilities	461	239
Stockholders’ equity	7,126	7,369

Total liabilities and stockholders’ equity	$17,199	$16,230